Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Allstate Affirms Outlook, Provides Estimates for

California Wildfires and other Fourth Quarter-to-date Catastrophe Losses

NORTHBROOK, Ill. (December 18, 2007) —  The Allstate Corporation (NYSE: ALL) today reported that the company has received over 7,000 claims from the Southern California wildfires in October of this year, resulting in approximately $315 million to $335 million in wildfire-related catastrophe losses to be recorded in the fourth quarter 2007.

In addition to the California wildfires, a number of weather events in October and November have affected Allstate’s catastrophe losses to-date for the fourth quarter.  Allstate declared 10 catastrophes during October and November, notably wind and hail in the Northwest and ice storms in the Midwest.  Including California wildfire losses, total catastrophe losses in October and November were between $360 million to $400 million, or an estimated 7.9 points to 8.8 points on the combined ratio.  These catastrophe losses are approximately $100 million above catastrophe losses for the full fourth quarter of 2006.  December weather events, including ice and snow storms, are expected to further impact catastrophe losses and auto and homeowner frequency for the quarter.

Allstate expects its 2007 Property-Liability combined ratio for total year 2007, excluding the effect of catastrophes and prior year reserve re-estimates*, to be at the high end of the previously affirmed outlook of 84.0 to 86.0.

The corporation is finalizing its 2007 financial statements, including investment valuations and reserve estimates for current year reserves, prior year reserves and reserves for catastrophe losses, and will release fourth quarter results on January 29, 2008.

*Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measure.  Our methods of calculating this measure may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effect of catastrophes and prior year reserve re-estimates is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year reserve re-estimates on the combined ratio. The most directly comparable GAAP measure is the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve re-estimates. These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio. Prior year reserve re-estimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the 2007 combined ratio excluding the effect of catastrophe losses and prior year reserve re-estimates. The combined ratio excluding the effect of catastrophes and prior year reserve re-estimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

 In this press release, we provide our outlook on the 2007 combined ratio excluding the effect of catastrophe losses and prior year reserve re-estimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes for December. Future prior year reserve re-estimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements about our combined ratio excluding the effect of catastrophes and prior year reserve re-estimates for 2007. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections. Actual results may differ materially from those projected based on the risk factors described below.

•     Premiums earned, the denominator of the combined ratio excluding the effect of catastrophes and prior year reserve re-estimates for 2007, may be materially less than projected. Adjustments to our business structure, size and underwriting practices in markets with significant catastrophe risk exposure may impact homeowners premium growth rates and retention more adversely than we expect. In addition, due to the diminished potential for cross-selling opportunities, new business growth in our auto lines could be lower than expected. Efforts to recover the costs of our catastrophe reinsurance program through rate increases may not be entirely successful due to resistance by regulators or non-renewal decisions by policyholders resulting in a lower amount of insurance in force.

•      Auto and homeowners frequencies or severities may be higher than anticipated levels due to unexpected trends or events such as severe weather.

We undertake no obligation to publicly correct or update any forward-looking statements. This press release contains unaudited financial information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,600 exclusive agencies and financial representatives in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. Encompass® and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

Contacts:	Rich Halberg	Bob Block
	Media Relations	Investor Relations
	(847) 402-5600	(847) 402-8885

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